Exhibit 10.98
Confidential
Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

AMENDMENT #1 TO LICENSE AGREEMENT

This Amendment #1 (the “Amendment”) to the License Agreement (the “License Agreement”) dated June 3, 2021 by and between Akebia Therapeutics, Inc., a Delaware corporation (“Akebia”), and Cyclerion Therapeutics, Inc., a Massachusetts corporation (“Cyclerion”) is effective as of December 13, 2024 (the “Amendment Effective Date”). Akebia and Cyclerion are each referenced individually herein as a “Party” and together as the “Parties”. Any capitalized terms used but not herein defined shall have the meaning set forth for such term in the License Agreement.

WHEREAS, Akebia and Cyclerion are parties to the License Agreement pursuant to which Cyclerion granted Akebia an exclusive license under certain intellectual property rights to Exploit Licensed Compounds and Products in the Territory (each as defined in the License Agreement), in each case, in accordance with the terms and conditions set forth in the License Agreement;
WHEREAS, pursuant to the License Agreement, the Parties entered into that certain Supply Agreement dated as of August 3, 2021; and
WHEREAS, the Parties now desire to amend certain provisions of the License Agreement as set forth in this Amendment.
NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:
1.Amendment Payments. In consideration for the rights granted by Cyclerion to Akebia under this Amendment:
a.No later than December 31, 2024, Akebia shall pay Cyclerion an upfront amount equal to One Million Two Hundred and Fifty Thousand Dollars ($1,250,000). Such payment shall be nonrefundable and noncreditable against any other payments due hereunder.
b.No later than September 30, 2025, Akebia shall pay Cyclerion an amount equal to Five Hundred Thousand Dollars ($500,000). Such payment shall be nonrefundable and noncreditable against any other payments due hereunder.
2.Section 1.62 of the License Agreement is hereby deleted in its entirety and replaced with the following:
    “1.62     [Reserved].”
3.Section 1.94 of the License Agreement is hereby deleted in its entirety and replaced with the following:
    “1.62     “Patent Transfer Date” means the earlier of (a) April 1, 2025 and (b) such date that the Parties may agree, following request by Akebia or Cyclerion.
4.Section 5.1 of the License Agreement is hereby deleted in its entirety and replaced with the following:
“5.1    Initial Supply of Products. Notwithstanding the terms of the Supply Agreement dated August 3, 2021 between the Parties (the “Supply Agreement”) pursuant to which

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Cyclerion agreed to deliver Drug Product (as defined in the Supply Agreement) and placebo to Akebia for clinical use (the “Initial Supply”), the Parties acknowledge and agree that Cyclerion did not deliver the Initial Supply to Akebia, and as of the Amendment Effective Date, Akebia will have sole control over and decision-making authority with respect to the Manufacture of all Drug Product in accordance with Section 5.6. Akebia hereby further agrees that it is not entitled to any damages of any kind that could be awarded as a result of Cyclerion’s failure to deliver the Initial Supply.

5.Section 5.2 of the License Agreement is hereby deleted in its entirety and replaced with the following:
“5.2    [Reserved].”
6.Section 5.3 of the License Agreement is hereby deleted in its entirety and replaced with the following:
“5.3    [Reserved].”
7.Section 5.5 of the License Agreement is hereby deleted in its entirety and replaced with the following:
“5.5 Additional Development Materials. The Parties acknowledge that as of the Effective Date, Cyclerion was in physical possession of that inventory of [**] (the “Additional Development Materials”), in each case as set forth on Schedule 11.1(u). Following the Amendment Effective Date, Cyclerion shall provide Akebia with a written update regarding the quantity and type of Additional Development Materials in Cyclerion’s physical possession as of the Amendment Effective Date. Cyclerion shall perform testing on [**] at its sole cost and expense, and shall deliver a written summary of the type of tests conducted and the results of such testing to Akebia in the form of a Certificate of Analysis or Results Summary issued by the contract manufacturing organization performing such testing (the “Test Results”).
For a period of [**] following Cyclerion’s delivery of the Test Results to Akebia (the “Purchase Period”), Akebia may elect, in its sole discretion, to purchase and take delivery of any or all of such inventory of Additional Development Materials, in units that are readily available and, notwithstanding any provision to the contrary in Schedule 11.1(u), at a purchase price for the Additional Development Materials to be negotiated in good faith by the Parties prior to Akebia’s election to purchase the Additional Development Materials. If Akebia elects to purchase the Additional Development Materials, Akebia shall also reimburse Cyclerion for the cost of such testing as part of such negotiated transfer price. If Akebia elects to purchase the Additional Development Materials in this manner, it shall do so by providing written notice to Cyclerion that Akebia elects to purchase and have delivered the Additional Development Materials, and Cyclerion shall deliver such inventory to Akebia or its designee at Akebia’s direction, at Akebia’s sole cost and expense, which for the sake of clarity, shall include any tariffs. Title to such Additional Development Materials shall transfer to Akebia at the time of delivery. Cyclerion shall use reasonable efforts to manage any storage and handling of Additional Development Materials in its physical possession as of the Amendment Effective Date in accordance with standard industry practice. Akebia shall reimburse Cyclerion all reasonable costs incurred by Cyclerion or its Affiliates in connection with the storage of such Additional Development Materials during such period until delivery thereof to Akebia, within [**] after receipt of an invoice therefor. Notwithstanding the foregoing, prior to Akebia’s delivery of an election to purchase notice

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to Cyclerion, on a material-by-material basis Akebia may waive its option to purchase some or all of such Additional Development Materials by providing written notice of such waiver, and from the date of delivery of such notice Akebia shall no longer reimburse Cyclerion for the costs incurred by Cyclerion or its Affiliates in connection with the storage of such material.
In the event Akebia does not elect to purchase the Additional Development Materials during the Purchase Period, Akebia shall have no obligation with respect to such Additional Development Materials and Cyclerion shall remain responsible for the costs of such testing.
8.Section 5.6 of the License Agreement is hereby deleted in its entirety and replaced with the following:
“5.6    Manufacture of Licensed Compounds and Products. As between the Parties, Akebia shall have sole control over and decision-making authority with respect to, at its expense, (a) Manufacturing (or having Manufactured) the Licensed Compounds and Products and (b) Manufacturing (or having Manufactured) [**], and all other intermediates and other precursors of the Licensed Compounds and the Products, solely for the purpose of Manufacturing the Licensed Compounds and the Products for Development and Commercialization in the Field in the Territory by Akebia and its Affiliates and Sublicensees.”
9.Section 7.2 of the License Agreement is hereby deleted in its entirety and replaced with the following:
“7.2     Development and Regulatory Milestone Payments. In partial consideration of the rights granted by Cyclerion to Akebia hereunder and subject to the terms and conditions set forth in this Agreement, including Section 7.2, Akebia shall pay to Cyclerion the applicable milestone payment set forth in Table 7.2 within [**] after the first achievement of each of the following milestones by Akebia or its Affiliates for the first Product:

Table 7.2 – Development and Regulatory Milestones
U.S.	Development and Regulatory Milestone Payment
Initiation of a Phase 2 Clinical Trial in the U.S. for a Product for the first Indication	$1,000,000
Initiation of a Phase 3 Clinical Trial in the U.S. for a Product for the first Indication	[**]
Initiation of a Phase 3 Clinical Trial in the U.S. for a Product for the second Indication	[**]
Receipt of Regulatory Approval by the FDA for a Product for the first Indication	[**]
Receipt of Regulatory Approval by the FDA for a Product for the second Indication	[**]
[**]	[**]
[**]	Development and Regulatory Milestone Payment

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Receipt of [**] Regulatory Approval for a Product for the first Indication	[**]
Receipt of [**] Regulatory Approval for a Product for the second Indication	[**]
[**]	[**]
[**]	Development and Regulatory Milestone Payment
Receipt of Regulatory Approval by [**] for a Product for the first Indication	[**]
Receipt of Regulatory Approval by [**] for a Product for the second Indication	[**]
[**]	[**]
Each milestone payment in this Section 7.2 shall be payable one time only upon the first achievement of such milestone by the first Product.
If Akebia or its Affiliates achieves any milestone set forth in this Section 7.2 for a particular Product in a particular Indication before an earlier listed milestone for the same Product in the same Indication, then the earlier listed milestone shall become payable at the same time as the achieved milestone for the same Product in such Indication. No milestone payments in this Section 7.2 shall be due based on the achievement of any of the foregoing milestone events by any Significant Sublicensee.”
10.Section 7.3 of the License Agreement is hereby deleted in its entirety and replaced with the following:
    “7.3. [Reserved].”
11.Section 7.5(a) of the License Agreement is hereby deleted in its entirety and replaced with the following:
(a)“(a) Akebia Royalty Rate – [**]. As further consideration for the rights granted to Akebia hereunder, subject to the terms and conditions of this Agreement, including the other terms of this Section 7.5, [**], during the Royalty Term for a Product [**], Akebia shall pay to Cyclerion tiered royalties based on Net Sales recorded by Akebia or its Affiliates of all Products [**] in a Calendar Year at the applicable royalty rates set forth below:

Table 7.5 – Akebia Royalties [**]
Net Sales by Akebia or its Affiliates of all Products in a Major Country in a Calendar Year	Applicable Royalty Rate (Percentage of Net Sales)
[**]	[**]
[**]	[**]
[**]	Twenty Percent (20%)

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12.Section 7.6 of the License Agreement is hereby deleted in its entirety and replaced with the following:
“7.6 Sublicense Income.
(a)Akebia shall pay to Cyclerion an amount equal to [**].
(b)Akebia shall pay to Cyclerion an amount equal to [**].
(c)For purposes of calculating [**].
(d)Akebia shall pay Cyclerion its portion of [**].”
13.Miscellaneous.
a.All capitalized terms used but not defined herein shall have meanings set forth in the License Agreement.

b.Except as otherwise provided herein, all provisions of the License Agreement, as amended hereby, shall remain in full force and effect.

c.This Amendment, the Supply Agreement and the License Agreement (including any schedules or other attachments hereto or thereto) constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof, and no oral or written statement may be used to interpret or vary the meaning of the terms and conditions hereof or thereof. This Amendment supersedes any prior or contemporaneous agreements and understandings, whether written or oral, between the Parties with respect to the subject matter hereof. No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

d.This Amendment may only be assigned in connection with any permitted assignment of the License Agreement, and shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Cyclerion or Akebia, as the case may be.

e.In the event of any conflict between the provisions of this Amendment and the License Agreement, the provisions of this Amendment shall control as to the subject matter set forth herein.

f.This Agreement or the performance, enforcement, breach or termination hereof shall be interpreted, governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

g.This Amendment may be executed in one or more counterparts, and by the respective Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Amendment. Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal

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ESIGN Act of 2000, and any counterpart so delivered be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Amendment.

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IN WITNESS WHEREOF, the Parties have executed this Amendment effective as of the Amendment Effective Date written above.

AKEBIA THERAPEUTICS, INC. By: /s/ John P. Butler Print Name: John P. Butler Title: President & CEO	CYCLERION THERAPEUTICS, INC. By: /s/ Regina S. Graul Print Name: Regina S. Graul Title: President and Chief Executive Officer

[Signature page to Amendment #1 to License Agreement]